EXHIBIT 4.11

                             MINUTES OF THE BOARD OF
                            DIRECTORS OF DONINI, INC.

         A special meeting of the Board of Directors of DONINI, INC. was held May 11, 2004 at 4555 des Grandes Praires Blvd., Suite 30, St-Leonard, Quebec. All directors were present.

         The first order of business was to increase the number of shares of Common Stock allocated to the Company's Stock Plan to 10,000,000 shares.

         Upon motion duly made and seconded it was unanimously:

         RESOLVED that the number of shares of Common Stock allocated to the Company's Stock Plan is hereby increased to 10,000,000 shares.

         The next order of business was the approval of the allotment and issuance by the Company of 1,000,000 shares of Common Stock to various non-affiliated persons in connection with the exchange of corporate debt.

         Upon motion duly made and seconded it was unanimously:

         RESOLVED that the Company is authorized to allot and issue 1,000,000 shares of Common Stock to various non-affiliated persons in connection with the exchange of corporate debt.


         The next order of business was the conclusion and approval of an employment agreement between the Company and Mr. Peter Deros in recognition of the efforts and contributions of Mr. Deros to the Company over the last 17 years, the whole in the form of the draft employment agreement attached hereto and in consideration of the salary and benefits outlined therein. It was noted that Mr. Peter Deros has worked for several years without receiving the compensation due to him under his previous employment agreement with the Company and has on numerous occasions extended his personal credit for the Company's benefit to his financial detriment.

         Following this discussion, it was, with Mr. Deros abstaining:
         RESOLVED to enter into an employment agreement with Mr. Peter Deros the whole in the form and substance of the draft employment agreement attached hereto.

         There being no further business the meeting was adjourned.


         /s/ Catherine Pantoulis
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         CATHERINE PANTOULIS, Secretary